Exhibit 10.85

Description of Jeffrey H. Coats Employment Agreement and Stock Option Grant

In connection with the appointment of Mr. Coats as the Company’s President and Chief Executive Officer in December 2008, the Company and Mr. Coats entered into an Employment Agreement as of December 11, 2008. On April 3, 2009, the Compensation Committee of the Board of Directors of Autobytel Inc., a Delaware corporation ( “Company”), approved amendments to Mr. Coats’ employment agreement and approved the grant of stock options to Mr. Coats. Mr. Coats’ initial employment agreement, as amended by the Compensation Committee on April 3, 2009, is referred to in the Current Report on Form 8-K as the “Coats Employment Agreement”).

The Coats Employment Agreement is for a term of three years commencing April 3, 2009. Mr. Coats is entitled to an annual base salary of $420,000 during the term of the Coats Employment Agreement (which base salary is unchanged from Mr. Coats’ initial employment agreement). Mr. Coats is also eligible to receive an annual incentive bonus opportunity targeted at 80% of his annual base salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee. The Compensation Committee has established that at least 50% of Mr. Coats’ target annual incentive bonus will be based upon the Company meeting its operating plan for 2009.

Mr. Coats is entitled to all customary benefits afforded generally to executive officers of Autobytel, including any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board. Autobytel will pay or reimburse Mr. Coats for all reasonable business expenses incurred by Mr. Coats while employed by the Company.

In connection with his employment by the Company, Mr. Coats relocated to Irvine, California. The Compensation Committee approved the payment or reimbursement of reasonable and customary relocation expenses directly related to Mr. Coats’ relocation, including sales commission and closing costs for his prior residence in New Jersey (or broker commission for renting that residence), shipping one automobile, and other reasonable and customary miscellaneous moving expenses, which other miscellaneous expenses should not exceed $30,000. Relocation costs must be repaid to the Company if Mr. Coats terminates his employment with the Company voluntarily without good reason or is terminated for cause by the Company within two years of April 3, 2009. The Company will make additional payments to Mr. Coats to compensate for his additional tax obligations incurred by reason the Company’s payment or reimbursement of Mr. Coats’ relocation expenses.

If Mr. Coats’ employment is terminated by the Company without “cause” (as defined in the Coats Employment Agreement) during the term of the Coats Employment Agreement or if Mr. Coats terminates his employment with “good reason” (as defined in the Coats Employment Agreement) during the term of the Coats Employment Agreement, Mr. Coats is entitled to a lump sum payment equal to his annual base salary, as well reimbursement or payment of the premiums for continuation of his medical, dental and vision insurance benefits under COBRA (Consolidated Omnibus Budget Reconciliation Act) for a period of twelve months after the employment termination date. In the event of a termination of Mr. Coat’s employment in connection with, or within eighteen months following, a change in control of the Company that occurs during the term of Mr. Coats’s employment, Mr. Coats is entitled to a lump sum payment equal to 1.3 times his annual base salary. Mr. Coats will also provide consulting services to the Company or its successor for a period of one year after the date of the change of control and will receive compensation equal to fifty percent of his base annual salary for such consulting services. The Company is not obligated to make additional payments to Mr. Coats to compensate for his additional tax obligations if Mr. Coats’compensation is deemed to be excess parachute payments under the Internal Revenue Code. Payment of the severance benefits under the Coats Employment Agreement is conditioned on Mr. Coats’ execution of a general release of claims in favor of Autobytel.

On April 3, 2009 (“Coats Options Grant Date”), Mr. Coats was granted stock options to purchase 1,000,000 shares of Autobytel common stock (“Coats Employment Options”), which shall all vest on the first anniversary of the Coats Options Grant Date. The options have a term of ten years from the Coats Options Grant Date. The Coats Employment Options have an exercise price of $.35 per share (“Coats Options Exercise Price”), which was higher than the closing price of the Company’s common stock on the NASDAQ Global Market on the Coats Options Grant Date. The shares issuable upon exercise of the Coats Employment Options will be subject to resale restrictions that lapse as to one-third of the shares on the first anniversary of the Coats Options Grant Date and thereafter will lapse as to the remaining two-thirds of the shares in equal one-twelfth (1/12) installments of the original number of shares subject to the options each quarter until all resale restrictions have lapsed. (“Resale Restrictions”). In the event of a termination of Mr. Coats’ employment by the Company without “cause” or by Mr. Coats for “good reason,” all options unvested at the time of termination will vest, the Resale Restrictions on shares issued upon exercise of the Coats Employment Options will accelerate and lapse, and Mr. Coats will have until the earlier of two years from the termination date or the original expiration date of the options to exercise any previously unexercised options. In the event Mr. Coatsresigns without “good reason,” he will only have one day after his resignation to exercise any options that had vested prior to the date of resignation, and any unexercised options will expire. Any shares issued to Mr. Coats upon exercise of option prior to, or within one day after, the date of Mr. Coats’ resignation will remain subject to the Resale Restrictions. Should the Company terminate Mr. Coats’ employment for “cause,” all options that are unvested or that are vested and unexercised at the time of termination will expire, any shares that have been issued upon exercise of the options prior to the date of termination remain subject to the Resale Restrictions and are subject to a Company right (but not an obligation) to repurchase the shares at the Coats Options Exercise Price (“Company Repurchase Rights”). Upon a termination of Mr. Coats’ employment by reason of his death or disability, the Coats Employment Options will be subject to the same terms and conditions as would apply if Mr. Coats’ employment had been terminated by the Company without cause, except (i) the vesting of any unvested options will not accelerate; and (ii) the post-termination exercise period for any options vested prior to the termination date will be twelve months in the case of a termination by reason of death and six months in the case of a termination by reason of disability. The Coats Employment Options are subject to a “double trigger” in the event of a change in control of the Company, which provides that unless otherwise provided for in the applicable transaction documents resulting in a change in control or Mr. Coats’ employment is terminated in connection with the change in control, the occurrence of a change in control of the Company does not itself accelerate the vesting of the Coats Employment Options or the lapse of the Resale Restrictions or terminate the Company Repurchase Rights, and all terms and conditions of the Coats Employment Options will survive the change in control and remain applicable to the options or any successor options.

The foregoing is a brief description of amendments to Mr. Coats’ employment agreement and the grant of stock options approved by the Compensation Committee and does not purport to be complete. The Company and Mr. Coats have not yet executed definitive agreements embodying the amendments and option grant.